Exhibit 99.2

Toyota Business Highlights FY13 Q4



TOYOTA MOTOR SALES (TMS), U.S.A. INC. MONTHLY RESULTS

- The U.S. automobile SAAR figure for June 2013 came in at 15.9M units, above 15M units for the fifth month this calendar year.
- TMS June 2013 sales totaled 195,235 units, up 9.8% from June 2012 volume.
- Prius family June 2013 sales volume rose 10.1% compared to June 2012 volume. Lexus volume continued to increase driven by new model launches.
- North American production for June 2013 totaled 139,452 units, a volume increase of 11.9% from June 2012.



U.S. light vehicle seasonally adjusted annual rate (SAAR) and Toyota Motor Sales (TMS), U.S.A. Inc. sales
July 2008 - June 2013
Seasonally adjusted annual rate (units in millions)
Toyota U.S. light vehicle sales (units in thousands)
18
16
14
12
10
8
6
4
2
0
250
200
150
100
50
0
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11
Jul-11
Oct-11
Jan-12
Apr-12
Jul-12
Oct-12
Jan-13
Apr-13

Source: Toyota, Bloomberg, Ward's Automotive Group.
Toyota Division represents Toyota and Scion vehicle sales.
Scion sales for June 2013 totaled 6,340 units, down by 24.5% from June 2012 Scion volume.
TMS monthly results include fleet sales volume.



Toyota Motor Sales, U.S.A. Inc.
June 2013 unit sales
Toyota Division
Lexus
173,880
21,355

Toyota U.S. June 2013 unit sales - Toyota Division Top 5 makes



June-13
June-12

	June-12	June-13
Camry	32.107	35.870
Corolla	26.647	26.458
Prius	19.150	21.079
RAV4	15.129	20.540
Tacoma	11.864	14.023

Thousands of vehicles

Toyota U.S. June 2013 unit sales - Lexus Division Top 5 makes



June-13
June-12

	June-12	June-13
RX	8.641	8.647
ES	3.780	5.680
IS	2.572	1.919
GS	2.020	1.728
CT	1.387	1.513

Thousands of vehicles

TOYOTA MOTOR CORPORATION (TMC) FINANCIAL RESULTS

	Yen in millions	
TMC consolidated financial performance	**FY2012**	**FY2013**
Net Revenues	¥18,583,653	¥22,064,192
Operating Income (Loss)	355,627	1,320,888
Net Income attributable to TMC (Loss)	283,559	962,163
TMC Consolidated Balance Sheet		
Current Assets	¥12,321,189	¥13,784,890
Noncurrent finance receivables, net	5,602,462	6,943,766
Total Investments and other assets	6,491,934	7,903,422
Property, plant and equipment, net	6,235,380	6,851,239
Total Assets	¥30,650,965	¥35,483,317
Liabilities	¥19,584,487	¥22,710,461
Shareholders' equity	11,066,478	12,772,856
Total Liabilities and Shareholders' Equity	¥30,650,965	¥35,483,317
Operating Income (Loss) by geographic region		
Japan	-¥207,040	¥576,335
North America	186,409	221,925
Europe	17,796	26,462
Asia	256,790	376,055
Other‡	108,814	133,744
Inter-segment elimination and/or unallocated amount	-7,142	-13,633

‡ "Other" consists of Central and South America, Oceania, Africa and the Middle East, etc.
Source: Toyota Motor Corporation company filings.



Production (units)	FY2012	FY2013
Japan	3,940,509	4,276,482
North America	1,274,510	1,676,689
Europe	383,287	368,930
Asia	1,440,890	1,923,390
Other‡	396,585	452,963

Sales (units)	FY2012	FY2013
Japan	2,070,799	2,278,796
North America	1,872,423	2,468,804
Europe	797,993	799,085
Asia	1,326,829	1,683,578
Other‡	1,283,885	1,640,401

TOYOTA MOTOR CREDIT CORPORATION (TMCC) FINANCIAL RESULTS

- Our consolidated results for fiscal 2013 decreased as compared to fiscal 2012 primarily due to increases in depreciation on operating leases and provision for credit losses. Total financing revenues also decreased, which was offset by a corresponding decline in interest expense.

- Market share in fiscal 2013 increased to 63.6% from 61.7% in the prior fiscal year period. Financing volume increased driven primarily by the increased supply of new Toyota and Lexus vehicles and an increase in TMS subvention.

- Net charge-offs as a percentage of average gross earning assets increased from .21% at March 31, 2012 to .27% at March 31, 2013 due primarily to lower recoveries.

U.S. dollars in millions

TMCC financial performance	FY2012	FY2013
Total financing revenues	$7,429	$7,244
Income before income taxes	2,423	2,155
Net Income	1,486	1,331
Debt-to-Equity Ratio	9.6x	10.4x



TFS - Market Share¹
FY2012
FY2013
FY2013
63.6%
FY2012
61.7%



TMCC - Percentage of contracts subvened
FY2012
FY2013
100%
80%
60%
40%
20%
0%
56.6%
47.6%
30.3%
23.7%
85.1%
81.7%
New retail contracts
Used retail contracts
Lease contracts



TMCC - Vehicle financing volume
FY2012
FY2013
units in thousands
800
600
400
200
0
703
567
325
290
333
242
New retail contracts
Used retail contracts
Lease contracts



TMCC - Consumer portfolio credit performance*
Net charge-offs as a percentage of average gross earning assets
Aggregate balances for accounts 60 or more days past due as a percentage of gross earning assets
1.50%
1.25%
1.00%
0.75%
0.50%
0.25%
0.00%
FY2009
FY2010
FY2011
FY2012
FY2013

¹Toyota Financial Services (TFS) market share represents the percentage of total domestic TMS sales of new Toyota and Lexus vehicles financed by us, excluding non-Toyota/Lexus sales, sales under dealer rental car and commercial fleet programs and sales of a private Toyota distributor.
**TMCC consumer portfolio includes TMCC and its consolidated subsidiaries*

NORTH AMERICAN SHORT-TERM FUNDING PROGRAMS

- Toyota Motor Credit Corporation (TMCC), Toyota Credit de Puerto Rico Corp. (TCPR), and Toyota Credit Canada Inc. (TCCI)† maintain direct relationships with institutional commercial paper investors through its **Sales & Trading team**, providing each access to a variety of domestic and global markets through three, distinct 3(a)(3) programs.

- For fiscal 2013, TMCC and TCPR commercial paper programs ranged from approximately $20.5 billion to $27.4 billion with an average outstanding balance of $24.1 billion. As of March 31, 2013 the programs had an average remaining maturity of 66 days.

†TCCI and TMCC are subsidiaries of Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.
‡TMCC consolidated financial liabilities include TMCC and its consolidated subsidiaries, which includes TCPR.



TMCC consolidated financial liabilities comparison
Amount ($billions)
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
9.8
42.2
21.2
7.0
47.2
24.6
Secured notes & loans payable
Unsecured notes & loans payable
Commercial Paper
FY2012
FY2013

LET'S GO PLACES

- Nearly 70% of what Toyota sells in the U.S. is built in North America, with 10 plants located in the U.S. producing 9 models.
- TMCC has updated its Investor Relations site. Please visit **www.toyotafinancial.com**, and select *Investor Relations* located in the upper-right hand corner of the browsing page.
- Toyota has recently created the Toyota in Action website highlighting the company's operations and innovations across the United States. Please visit **www.toyotainaction.com**, to learn more about our U.S. activities and impact.

Forward looking statements are subject to risks and uncertainties that could cause actual results to fall short of current expectations. Toyota and its affiliates discuss these risks and uncertainties in filings they make with the Securities and Exchange Commission. This presentation does not constitute an offer to purchase any securities. Any offer or sale of securities will be made only by means of a prospectus and related documentation.

The Toyota Financial Services Sales & Trading team engages in direct dialogue with institutional investors delivering a variety of fixed income products to meet our clients' investment objectives and risk tolerances. We focus on providing simple, personal, and proactive service in the execution of all trades.

Sales & Trading Contacts
Nicholas Ro
Sales & Trading Manager
(310) 468-7758
nicholas_ro@toyota.com

East Region
David Johnson
East Region Manager
(310) 468-7343
david_johnson@toyota.com

Richard Kinzly
East Region Representative
(310) 468-5302
richard_kinzly@toyota.com

Central/West Region
Darren Marco
Central/West Region Manager
(310) 468-5330
darren_marco@toyota.com

West Region
Ricky Chen
West Region Representative
(310) 468-3509
ricky_chen@toyota.com

Please direct all inquiries to ***(800) 292-1147*** *or email us at* ***tfs_trading@toyota.com***